Exhibit 99.1

NEWS RELEASE Company Contact: Gastar Exploration Ltd. Michael Gerlich, Vice President and CFO 713-739-1800 / mgerlich@gastar.com

FOR IMMEDIATE RELEASE	Investor Relations Counsel: Lisa Elliott / Anne Pearson DRG&E : 713-529-6600 lelliott@drg-e.com / apearson@drg-e.com

GASTAR ANNOUNCES AMENDED AND RESTATED
CREDIT AGREEMENT

Initial Borrowing Base of $47.5 Million

HOUSTON, October 29, 2009 – Gastar Exploration Ltd. (NYSE Amex: GST) announced today that it has entered into an amended and restated credit agreement with Amegy Bank, as administrative agent and co-lead arranger, Bank of Montreal, as co-lead arranger and joint bookrunner, and IBERIABANK fsb.  The new revolving credit facility provides Gastar an initial borrowing base of $47.5 million at LIBOR plus 250 to 350 basis points, depending on borrowing utilization percentage.  The Company currently has no borrowings outstanding under the agreement except for a letter of credit in the amount of $100,000.  The credit facility has a scheduled maturity date of January 2, 2013 and is subject to semi-annual borrowing base redeterminations.

J. Russell Porter, Gastar’s President and Chief Executive Officer, stated, “We have completely transformed Gastar's capital structure over the last four months and now have almost no net debt.  This new credit facility gives us the flexibility to pursue opportunities as they arise under a long-term low cost facility.    The facility may be used from time to time to finance accelerated drilling activity in East Texas and Appalachia, exploration activities and additional acreage acquisition in Appalachia, as well as other investment opportunities and general corporate purposes.  However, we reiterate our commitment to maintaining a strong balance sheet and funding most business activities through cash flow from operations.”

The facility contains financial covenants typical for this type of lending including requirements that the Company maintain quarterly an “Interest Coverage Ratio” of at least 2.50:1.00, a “Total Net Indebtedness to EBITDA Ratio” not to exceed 4.00:1.00 and a “Current Ratio” of at least 1.00:1.00, as adjusted.  For additional information, please refer to the amended and restated credit agreement which will be filed with the Securities and Exchange Commission on form 8-K.

About Gastar Exploration

Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America.  The Company pursues a strategy combining deep natural gas exploration and development with lower risk shale resource and CBM development.  The Company owns and operates exploration and development acreage in the deep Bossier gas play of East Texas and Marcellus Shale play in West Virginia and Pennsylvania.  Gastar’s CBM activities are conducted within the Powder River Basin of Wyoming and Montana.  For more information, visit our web site at www.gastar.com.

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